Exhibit 99.2
Abercrombie & Fitch
June 2006 Sales Release
Call Script
This is Tom Lennox, Vice President of Corporate Communications of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended July 1st, 2006.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the five-week period ended July 1st, 2006 were $243.0 million compared with $221.6 million last year, an increase of 10%. Comparable store sales for the five-week period decreased 4% compared with the five-week period ended July 2nd, 2005. Year-to-date sales were $1.086 billion versus $927.4 million last year, an increase of 17%. Comparable store sales increased 3% for the year-to-date period compared to last year.
By brand, Abercrombie & Fitch comparable store sales declined 10%. Men’s comps decreased by mid-teens, women’s comps decreased by a mid-single digit. In men’s, fragrance and graphic t-shirts performed well, comps were most difficult in polos and swimwear. In women’s, shorts and knit tops performed well, jeans were negative.
In the kids business, abercrombie, comparable store sales increased 9% versus last year. Boys comps were flat to last year, with polos and accessories performing well, swimwear was negative. Girls comps increased by low double digits, with shorts and knit tops performing well, jeans were negative.
Hollister comparable store sales declined 1%. Dudes comps decreased by a mid single digit and bettys comps increased by a low single digit. In dudes, graphic t-shirts and shorts performed well, swimwear and jeans were challenging. In bettys, knit tops and shorts performed best; jeans were negative.
We will announce July sales on Thursday, August 3rd, 2006.
Thank you.

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